EXHIBIT 5.1

LEGAL OPINION

CDI Corp.
1717 Arch Street, 35th Floor
Philadelphia, Pennsylvania 19103-2768

February 12, 2004

To the Commission:

I am the Senior Vice President and General Counsel of CDI Corp., a Pennsylvania corporation (the “Company”). This letter is being furnished in connection with the registration statement on Form S-3 (the “Registration Statement”) which the Company proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to 811,800 shares of the Company’s common stock, par value $.10 per share (the “Shares”), to be sold by the selling shareholders (the “Selling Shareholders”) listed in the Registration Statement under “Selling Shareholders”.

In rendering the opinion set forth below, I (or attorneys under my supervision) have reviewed (a) the Registration Statement and the exhibits thereto, (b) the Company’s Articles of Incorporation, (c) the Company’s Bylaws, (d) certain records of the Company’s corporate proceedings as reflected in its minute and stock books, and (e) such other documents as I have deemed relevant and necessary as a basis for this opinion. In my examination, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity with the original documents of any copies thereof submitted to me for my examination. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

Based upon the foregoing, it is my opinion that the Shares have been validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Joseph R. Seiders
Senior Vice President and General Counsel
CDI Corp.